Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-81199, 333-102012, 033-78060, 333-144481, 333-154730, 333-156946 and 333-161860) on Form S-3 and Registration Statements (No. 333-113839 and 333-113842) on Form S-8 of Union First Market Bankshares Corporation (formerly Union Bankshares Corporation) of our reports dated March 16, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting of Union Bankshares Corporation, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Union First Market Bankshares Corporation for the year ended December 31, 2009.

Winchester, Virginia

March 16, 2010